Exhibit 99(d)(35)

AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
AEGON USA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of May 1, 2011 to the Investment Sub-Advisory Agreement dated March 22, 2011, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and AEGON USA Investment Management, LLC (the “Sub-Adviser”), In consideration of the mutual covenants contained herein, the parties agree as follows:

1.       Schedule A. Schedule A to the Agreement is hereby deleted and replaced in its entirety with the attached revised Schedule A, and all references in the Agreement to Schedule A shall be deemed to refer to the attached Schedule A.

In all other respects, the Agreement dated March 22, 2011 as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of May 1, 2011.

TRANSAMERICA ASSET MANAGEMENT, INC.
By:	/s/ Christopher A. Staples
Name:	Christopher A. Staples
Title:	Senior Vice President and Chief Investment Officer
Date:

AEGON USA INVESTMENT MANAGEMENT, LLC
By:	/s/ Stephanie M. Phelps
Name:	Stephanie M. Phelps
Title:	Sr. VP & CFO
Date:	4/25/11

SCHEDULE A

as of May 1, 2011

Portfolio	Sub-Adviser Compensation*	Effective Date
Transamerica AEGON Active Asset Allocation-Conservative VP	0.15% up to $50 million; 0.13% over $50 million up to $250 million 0.11% in excess of $250 million	5/01/2011
Transamerica AEGON Active Asset Allocation-Moderate VP	0.15% up to $50 million; 0.13% over $50 million up to $250 million 0.11% in excess of $250 million	5/01/2011
Transamerica AEGON Active Asset Allocation-Moderate Growth VP	0.15% up to $50 million; 0.13% over $50 million up to $250 million 0.11% in excess of $250 million	5/01/2011
Transamerica AEGON Money Market VP	0.15% of average daily net assets	3/22/2011
Transamerica AEGON U.S. Government Securities VP	0.15% of average daily net assets	3/22/2011

* As a percentage of average daily net assets on an annual basis.